Exhibit 99.1

Filed by Cubist Pharmaceuticals, Inc.
Pursuant to Rule 425 under the Securities Act of 1933, as amended
Subject Company: Optimer Pharmaceuticals, Inc.
Exchange Act Commission File No: 001-33291

FOR IMMEDIATE RELEASE

CUBIST PHARMACEUTICALS PRICES $700 MILLION OF CONVERTIBLE SENIOR NOTES

Lexington, Mass. — September 5, 2013 — Cubist Pharmaceuticals, Inc. (NASDAQ: CBST) today announced the pricing of $700 million aggregate principal amount of convertible senior unsecured notes that will be issued in two series, with one series of $300 million aggregate principal amount maturing on September 1, 2018 (the 2018 notes) and the other series of $400 million aggregate principal amount maturing on September 1, 2020 (the 2020 notes and together with the 2018 notes, the Notes). The Notes are being offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Exchange Act of 1933, as amended.  Cubist has granted the underwriters an option to purchase up to an additional $50 million aggregate principal amount of each series of the Notes.

The 2018 Notes will bear interest at a rate of 1.125% per year and the 2020 Notes will bear interest at a rate of 1.875%, in each case, payable on March 1 and September 1 of each year, beginning on March 1, 2014. The Notes will not be redeemable prior to maturity.  The Notes will be convertible, only during certain periods and subject to certain circumstances, into cash, shares of Cubist’s common stock, or a combination of cash and shares of Cubist’s common stock, at Cubist’s election.  The initial conversion rate for each series of Notes is 12.1318 shares of Cubist’s common stock per $1,000 principal amount of the Notes, which is equivalent to an initial conversion price of approximately $82.43 per share of Cubist’s common stock, representing an approximately 32.5% conversion premium based on the last reported sale price of Cubist’s common stock of $62.21 per share on September 4, 2013.

In connection with the pricing of the Notes, Cubist also entered into privately negotiated convertible note hedge transactions and warrant transactions with the initial purchasers or their respective affiliates (the option counterparties) in order to reduce the potential dilution with respect to shares of Cubist’s common stock upon any conversion of the Notes and/or offset any cash payments Cubist is required to make in excess of the principal amount of converted Notes.  If the initial purchasers exercise their option to purchase additional Notes, Cubist may enter into additional convertible note hedge and warrant transactions.  The warrant transactions will have a dilutive effect with respect to Cubist’s common stock to the extent that the market price per share of Cubist’s common stock, as measured under the terms of the warrant transactions, exceeds the applicable strike price of the warrants, which is initially 55% higher than the last reported sale price of Cubist’s common stock on September 4, 2013.

Cubist estimates that the net proceeds of the offering will be $679 million (or $776 million if the initial purchasers’ options to purchase additional notes are exercised in full), after deducting the initial purchasers’ discounts and commissions, but prior to deducting estimated offering expenses.  Cubist intends to use the majority of the net proceeds of the offering to fund its previously announced acquisition of Optimer Pharmaceuticals, Inc. (NASDAQ: OPTR) and to pay $51 million to fund the cost of the convertible note hedge transactions (after such cost is partially offset by proceeds from the warrant transactions).  The remaining net proceeds from the offering will be used for general corporate purposes.

Cubist has been advised that, in connection with the convertible note hedge and warrant transactions, the option counterparties or their respective affiliates expect to purchase shares of Cubist’s common stock and/or enter into various derivative transactions with respect to Cubist’s common stock concurrently with or shortly after the pricing of the Notes. This activity could increase (or reduce the size of any decrease in) the market price of Cubist’s common stock or the Notes at that time. In addition, the option counterparties or their respective affiliates may, from time to time following the pricing of the Notes and prior to the maturity of the Notes, enter into or unwind various derivatives with respect to Cubist’s common stock and/or purchase or sell Cubist’s common stock in secondary market transactions (and are likely to do so during any observation period related to a conversion of Notes). This activity could also cause a decrease or avoid an increase in the market price of Cubist’s common stock or the Notes.

The offer and sale of the Notes are not being registered under the Securities Act of 1933, as amended, or any state securities laws. The Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and any applicable state securities laws.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the notes described herein, nor shall there be any sale of these notes, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the laws of such jurisdiction.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the estimated net proceeds of the offering and Cubist’s planned use of the net proceeds from the sale of the Notes. Forward-looking statements are based on current beliefs and expectations and are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including without limitation, whether or not Cubist will be able to consummate the offering and the hedge and warrant transactions on the timeline or with the terms anticipated, if at all, and, if consummated, that Cubist will also close its recently announced acquisition of Optimer Pharmaceuticals, Inc. on the anticipated timeline, or at all, so that it can use the proceeds of the offering as anticipated.  In addition, management retains broad discretion with respect to the allocation of the net proceeds of this offering. You are cautioned not to place significant reliance on forward-looking statements. The information in this press release speaks only as of the date of this release, and Cubist undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

Cubist Contacts:

INVESTORS:	MEDIA:
Eileen C. McIntyre, (781) 860-8533	Julie DiCarlo, (781) 860-8063
Vice President, Investor Relations	Senior Director, Corporate Communications
eileen.mcintyre@cubist.com	julie.dicarlo@cubist.com

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